INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Morgan Stanley Institutional Fund Trust on Form N-14 of our report dated November 16, 2001 appearing in the Annual Report of Investment Grade Fixed Income Portfolio (formerly Fixed Income II Portfolio), High Yield Portfolio, Core Plus Fixed Income Portfolio (formerly Fixed Income Portfolio), and Special Purpose Fixed Income Portfolio for the year ended September 30, 2001 and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP
February 21, 2002
Boston, Massachusetts